Exhibit 99.1

WACCAMAW BANKSHARES, INC.

News Release

FOR IMMEDIATE RELEASE

June 30, 2011

Contact:

Geoff Hopkins

President

Waccamaw Bankshares, Inc.

(910) 914-4213

Waccamaw to appeal NASDAQ decision

Officials working with audit firm

to get financial statements filed

WHITEVILLE, N.C. – Waccamaw Bankshares, Inc. (NASDAQ: WBNK) today said it will appeal a decision that would result in its common stock being de-listed from the NASDAQ Global Market.

In a letter to Waccamaw officials on June 24 the Listing Qualifications Department of NASDAQ said it was denying the company’s request for continued listing. NASDAQ notified the company on April 4 and June 24 that the company did not comply with NASDAQ’s filing requirements for continued listing set forth in NASDAQ Listing Rule 5250(c)(1) because it had not filed its Annual Report on Form 10-K for 2010 or its Quarterly Report on Form 10-Q for the quarter ended March 31 with the Securities and Exchange Commission.

NASDAQ’s decision to deny the company’s request for continued listing is based on the company’s continued noncompliance with Listing Rule 5250(c)(1) and NASDAQ’s determination that the company’s plan to achieve compliance did not present definitive evidence of the company’s ability to regain compliance within the time period permitted by the NASDAQ listing rules.

In the meantime, Waccamaw officials have been working feverously with the auditing firm of Elliott Davis of Galax, Va. on verifying financial information in both the 10-K and 10-Q. The documents cannot be filed with the SEC until the audit is complete.

“It’s been extremely frustrating,” said Waccamaw President Geoff Hopkins. “The auditing firm wants to be certain that all the data and information are accurate to avoid any future restating of financial information and that is our goal as well. It’s just unfortunate the process is taking so long.”

At the center of the filing delay are three complex transactions Waccamaw completed in 2010 – the sale of $11 million in problem loans, the purchase of $110 million in home-equity lines of credit and a $16.3 million preferred stock private placement.

“We are doing everything possible to move along the process,” Hopkins said. “Everyone is doing their best to be patient.”

Trading of the company’s common stock could be suspended at the opening of business on July 6 unless Waccamaw files an appeal before a NASDAQ Hearings Panel, which it plans to do before the end of the week. Officials say they will ask for a stay of the trading suspension through the open of business on July 18. The bank will ask the Hearings Panel to continue the stay until the conclusion of the hearing. The company expects the hearing to be scheduled in mid-August. However, there can be no assurance that the Hearings Panel will grant the company’s request for an extended stay. The Hearings Panel has the authority to grant the company an extension of time within which to regain compliance with filing requirements for a period not to exceed 360 days from the due date of the company’s first late report (until March 26, 2012). There can be no assurance that the Hearings Panel will grant the company any additional time to regain compliance.

Waccamaw’s stock price has steadily dropped since receiving the delisting notice for failure to timely file financial documents, trading at or about $1.70 per share in early April to finally falling in mid-May to below $1.00 a share, where it has remained, prompting additional action from NASDAQ.

The company received two additional noncompliance notices from NASDAQ on June 24. The first notice states that the minimum bid price for the company’s common stock has closed below $1.00 per share for thirty consecutive business days and that the company is therefore not in compliance with NASDAQ Listing Rule 5450(a)(1). The second notice states that the company has not maintained a minimum market value of publicly held shares of $5,000,000 for thirty consecutive business days and that the company is therefore not in compliance with Listing Rule 5450(b)(1)(C).

The minimum bid price notification letter states that the company has a period of 180 calendar days, or until December 21, in which to regain compliance. The company can regain compliance if at any time during this 180-day period the closing bid price of the company’s common stock is at least $1.00 for a minimum of ten consecutive business days.

The minimum market value of publicly held shares notification letter also states that the company has a compliance period of 180 calendar days, or until December 21, in which to regain compliance. The company can regain compliance if at any time during this 180-day period the market value of publicly held shares closes at $5,000,000 or more for a minimum of ten consecutive business days.

“I firmly believe that once our financial statements have been filed, we can put this step behind us and focus on banking,” Hopkins said. “I think we have a great team with outstanding employees, but the reality is we live in a very different regulatory environment.”

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About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through seventeen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), Socastee, and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry

Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com .

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.